Exhibit 10.7

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (“Agreement”) is made as of the 29th day of November, 2018, effective as of December 31, 2018, by and among Mercantile Bank Corporation, a Michigan corporation (the "Company”), Mercantile Bank of Michigan, a Michigan banking corporation (the "Bank", and collectively with the Company, the "Employers", and each an “Employer”), and Charles E. Christmas (the "Employee").

RECITALS

A.       The Employers and the Employee have entered into a Change in Control Agreement dated as of November 19, 2015 (the "Change in Control Agreement") which provides for a lump sum payment if Employee's employment is terminated under certain circumstances within 24 months after a Change in Control (as defined therein).

B.       The Employers and Employee have entered into an Employment Agreement dated as of November 13, 2014, as amended by a First Amendment dated as of November 19, 2015 (the “Employment Agreement”).

C.       The Employers and Employee are, simultaneously herewith, amending and restating the Employment Agreement to adjust certain amounts payable to Employee thereunder.

D.       The Employers and Employee wish to amend and restate the Change in Control Agreement to adjust the lump sum payment payable to Employee on and after January 1, 2019.

E.       The Employers believe that entering into this Agreement is in the best interest of their respective shareholders.

F.       The Employee believes that entering into this Agreement is in his best interest.

TERMS OF AGREEMENT

In consideration of the mutual covenants and obligations set forth in this Agreement, to induce the Employee to remain in the employment of the Employers, and for other good and valuable consideration, the Employers and the Employee agree as follows:

1.        Obligation of Employers upon Termination without Cause or Employee's Termination with Good Reason Following a Change in Control. In the event that during the Employment Period, an Employer terminates the Employee's employment without Cause under Section 8.2 of the Employment Agreement, or the Employee terminates his employment for Good Reason under Section 8.3 of the Employment Agreement; or the Employee's employment is terminated for any other reason except (i) for Cause under Section 8.1 of the Employment Agreement, (ii) without Good Reason under Section 8.4 of the Employment Agreement, or (iii) for Disability or death pursuant to Section 7 of the Employment Agreement, in each case within 24 months after the occurrence of a Change in Control (as defined in Exhibit A); the Bank shall pay and provide to the Employee, in addition to the payments and benefits owing under the Employment Agreement, the sum of $350,000 payable in a lump sum within fifteen (15) days after the effective date of the termination of employment.

2.       Delay in Severance Payments. If the Employee is a Specified Employee (as hereinafter defined) on the date of termination of employment, then the payment described in Section 1 shall be paid in a lump sum on the first business day of the seventh month after the date on which termination of employment occurs.

The Employee is a "Specified Employee" if he is a "key employee" (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) and the stock of the Bank or the Company is publicly traded on an established securities market or otherwise on the date of termination of employment. The Employee is a "key employee" during the period described below if he is one of the following during the 12-month period ending on any December 31 (the "identification date"):

(a)      an officer of the Bank or the Company with annual compensation greater than $130,000 (as indexed pursuant to Code Section 416(i)(1) -- $175,000 for 2018), provided, that no more than 50 employees (or, if less, the greater of 3 employees or 10% of the employees) shall be treated as officers;

(b)       a five percent (5%) owner of the Bank or the Company; or

(c)       a one percent (1%) owner of the Bank or the Company with annual compensation of more than $150,000.

If the Employee is a "key employee" as of an identification date, he is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date.

3.       Deduction of Taxes and Adjustments re Code Section 280G. Each Employer may deduct from any amounts required to be paid to the Employee under this Agreement any amounts required to be withheld by the Employer pursuant to federal, state, or local law relating to taxes or related payroll deductions. In the event that any payments, distributions or benefits to or for the benefit of the Employee from the Bank or the Company, whether paid or payable, distributed or distributable, would constitute a "parachute payment", as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successors thereto (the "Code"), payments under this Agreement and/or the Employment Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance as deductions to the Employers under Section 280G of the Code of any such payments, distributions or benefits. The determination of any reduction in the payments under this Agreement and/or the Employment Agreement pursuant to this paragraph shall be made by a major national or regional accounting firm selected by the Bank and approved by the Employee, which approval shall not be unreasonably withheld.

4.       Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by registered or certified United States mail or by a nationally recognized overnight courier service, to his residence or the last address he has provided in writing to the Employers, in the case of the Employee, or to its principal office in the case of an Employer. For purposes of this Agreement, notices shall be deemed given when received at the address or office specified in the preceding sentence.

5.       Waiver of Breach. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

6.      Assignment. The rights and obligations of each Employer under this Agreement shall inure to the benefit of and shall be binding upon them and their respective successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time whether by merger, purchase or otherwise acquires all or substantially all of the assets or business of an Employer.

7.      Entire Agreement and Regulatory Compliance. This instrument and the Employment Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. Capitalized terms used herein, but not defined herein, have the meanings assigned thereto in the Employment Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the Employee and the Employers. Employee acknowledges that each of the Employers is subject to supervision and regulation by bank regulatory agencies. If, at the time any payment would otherwise be made to Employee under this Agreement, such payment is prohibited or limited by any applicable statute or regulation, including, without limitation, the Federal Deposit Insurance Act and 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments), or by order of any such bank regulatory agency, the amount of such payment shall be reduced to the largest amount, if any, that may be paid at such time consistently with such statute, regulation, or order. Employee agrees that compliance with any such statute, regulation, or order, including any resulting reduction or elimination of any payment specified under this Agreement, shall not constitute a breach of this Agreement by the Employers.

8.       Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

9.       Governing Law. This Agreement and the legal relations between the parties shall be subject to and governed by the internal laws (and not the law of conflicts) of the State of Michigan.

10.     Section 409A. This Agreement is intended to be exempt from Section 409A of the Code to the greatest extent possible, to comply with Section 409A to the extent it is applicable and is to be interpreted and operated consistently with those intentions. To the extent that Section 409A applies to payments in the event of termination of employment under this Agreement, such payments shall be made only if the termination of employment is a "separation from service" within the meaning of Treas. Reg. Section 1.409A-1(h).

[Signatures on Following Page]

The parties have executed this Agreement as of the day and year first above written.

MERCANTILE BANK CORPORATION

By:	/s/ Robert B. Kaminski, Jr.

Its: Chief Executive Officer

MERCANTILE BANK OF MICHIGAN

By:	/s/ Robert B. Kaminski, Jr.
Robert B. Kaminski, Jr.
Its: Chief Executive Officer

EMPLOYEE

/s/ Charles E. Christmas
Charles E. Christmas

EXHIBIT A

DEFINITION OF CHANGE IN CONTROL

"Change in Control" means that one or more of the following events have occurred with respect to a Responsible Corporation (as hereinafter defined):

(i)      Change in ownership of a Responsible Corporation. A change in ownership of a Responsible Corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of a Responsible Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Responsible Corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a Responsible Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Responsible Corporation (or to cause a change in the effective control of the Responsible Corporation (as defined in paragraph (ii)).

(ii)      Change in the effective control of a Responsible Corporation. A change in the effective control of a Responsible Corporation occurs on the date that either:

(A)     any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Responsible Corporation possessing 30 percent or more of the total voting power of the stock of the Responsible Corporation; or

(B)     a majority of members of the Responsible Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Responsible Corporation’s board of directors prior to the date of the appointment or election, provided, that for purposes of this paragraph, the term “Responsible Corporation” refers solely to the relevant corporation for which no other corporation is a majority shareholder.

If any one person, or more than one person acting as a group, is considered to effectively control a Responsible Corporation, the acquisition of additional control of such Responsible Corporation by the same person or persons is not considered to cause a change in the effective control of such Responsible Corporation (or to cause a change in the ownership of such Responsible Corporation within the meaning of paragraph (i)).

(iii)      Change in the ownership of a substantial portion of a Responsible Corporation’s assets. A change in the ownership of a substantial portion of a Responsible Corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Responsible Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Responsible Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of a Responsible Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to occur under this paragraph (iii) when there is a transfer to:

(A)     a shareholder of the Responsible Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)     any entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Responsible Corporation;

(C)     A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Responsible Corporation; or

(D)     An entity, at least 50 percent of the total value or voting power of which is owned, directly or directly, by a person described in subparagraph (C).

(iv)     For purposes of this Exhibit C, a “Responsible Corporation” shall mean:

(A)      the corporation for whom Employee is performing services at the time of the Change in Control event;

(B)     the corporation that is liable for the payment of benefits under this Agreement (or all corporations liable for payment if more than one corporation is liable) but only if either the benefits are attributable to the performance of service by Employee for such corporation or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(C)      a corporation that is a majority shareholder of a corporation identified in (iv)(A) or (iv)(B) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (iv)(A) or (iv)(B) above.

(v)      The definition of "Change in Control" shall be construed and interpreted in accordance with Code Section 409A and regulations and other guidance of general applicability issued thereunder.